UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2017 (August 22, 2017)

MARATHON PATENT GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54652	01-0949984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd., Ste. 380 Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 232-1701

(Former name or former address, if changed since last report)

Copies to:

Harvey J. Kesner, Esq.

61 Broadway, 32nd Floor

New York, New York 10006

Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into Material Definitive Agreements

On August 22, 2017, the Company entered into a Retention Agreement with Doug Croxall, the Company’s Chief Executive Officer and Chairman of the Board of Directors (the “Retention Agreement”), pursuant to which (a) the employment agreements between Mr. Croxall and the Company were terminated and of no further force and effect, and Mr. Croxall is no longer entitled to any payment relating to severance, change of control of the Company or termination pay from the Company, and (b) Mr. Croxall shall continue to serve as Chief Executive Officer and Chairman of the Board until such time as provided in the Retention Agreement, but in any event, no later than September 30, 2017.

In consideration for the foregoing, pursuant to the Retention Agreement, Mr. Croxall shall receive from the Company (i) a retention payment in the aggregate amount of $500,000, (ii) a monthly consulting fee in the amount of $20,000 for a period of six (6) months commencing on October 1, 2017, (iii) 3,000,000 shares of restricted common stock of the Company, subject to shareholder approval of the Company’s 2017 Equity Incentive Plan, (iv) all of the shares of common stock of 3d Nanocolor Corp., a Delaware corporation, held by the Company, and (v) medical and other insurance benefits through the end of September 2017. Additionally, under the terms of the Retention Agreement, the Company will reimburse Mr. Croxall for all expenses in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, through December 31, 2018.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated by reference herein.

Doug Croxall has served as the Company’s Chief Executive Officer and Chairman of the Board of Directors since November 14, 2012. He has served as the Chief Executive Officer and Founder of LVL Patent Group LLC, a privately owned patent licensing company, since 2009. From 2003 to 2008, Mr. Croxall served as the Chief Executive Officer and Chairman of FirePond, a software company that licensed configuration pricing and quotation software to Fortune 1000 companies. Mr. Croxall earned a Bachelor of Arts degree in Political Science from Purdue University in 1991 and a Master of Business Administration from Pepperdine University in 1995. Mr. Croxall was chosen as a director of the Company based on his knowledge of and relationships in the patent acquisition and monetization business.

There are no arrangements or understandings between Mr. Croxall and/or any other persons pursuant to which Mr. Croxall continues to serve on the Board. Mr. Croxall does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer.

Other than as set forth herein, Mr. Croxall does not have a direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

Item 8.01	Other Events.

On August 23, 2017, Marathon Patent Group, Inc. (the “Company”) because aware that a summons and complaint (collectively the “Summons and Complaint” and respectively the “Summons” or the “Complaint”) was filed by Jeffrey Feinberg (the “Plaintiff”) against certain officers and directors of the Company (the “Individual Defendants”) and the Company. The Summons and Complaint were filed with the Supreme Court of the State of California, County of Los Angeles on August 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 25, 2017

MARATHON PATENT GROUP, INC.

By:	/s/ Doug Croxall
Name:	Doug Croxall
Title:	Chief Executive Officer